SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                     American Water Works Company, Inc.
---------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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



                 [LOGO] AMERICAN WATER WORKS COMPANY, INC.


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 7, 1998


TO THE HOLDERS OF:

COMMON STOCK
CUMULATIVE PREFERRED STOCK, 5% SERIES

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of American Water Works Company, Inc. will be held at the office of the Company, 1025 Laurel Oak Road, Voorhees, New Jersey, on Thursday, May 7, 1998, at 10:00 A.M., E.D.S.T., for the following purposes:

         1. To elect 11 directors to hold office until the next annual election of directors and until their successors are elected and qualified;

         2. To vote to ratify or reject the appointment of independent accountants made by the Board of Directors to audit the books and accounts of the Company at the close of the current fiscal year; and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of voting stock of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting.

                                 By Order of the Board of Directors,

                                 W. TIMOTHY POHL, General Counsel and Secretary

Voorhees, New Jersey
March 27, 1998


YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES), WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                       AMERICAN WATER WORKS COMPANY, INC.
                              1025 LAUREL OAK ROAD
                           VOORHEES, NEW JERSEY 08043
                                  609-346-8200

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 7, 1998

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Water Works Company, Inc. (hereinafter called the "Company") to be used at the annual meeting of stockholders of the Company on Thursday, May 7, 1998, and at any adjournment thereof. Shares represented by properly executed proxies received by the Company will be voted at the meeting. Where a choice is specified by the stockholder, the proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy may be revoked at any time insofar as it has not been exercised. Stockholders may revoke proxies by written notice to the Company, or by delivery of a proxy bearing a later date, or by personally appearing at the meeting and casting a vote. This notice of meeting and proxy statement and the enclosed form of proxy are being mailed beginning March 27, 1998 to the holders of all voting securities.

     The presence in person or representation by proxy of stockholders entitled to cast a majority of votes on a particular matter to be voted upon shall constitute a quorum for the purpose of considering such matter. A proxy marked "withheld" in the election of directors or "abstain" on any other matter to be voted upon, will be considered to be represented at the meeting. A proxy marked "withheld" in the election of directors will be considered as not being voted and, therefore, will have no effect inasmuch as directors are elected by a plurality of votes cast in the election. A proxy marked "abstain" on any other matter to be voted upon at the meeting and broker non-votes will have the effect of an "against" vote inasmuch as the affirmative vote of a majority of the votes entitled to be cast on the matter is necessary for approval of the matter.

     The close of business on March 9, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 79,992,518 shares of Common Stock (one vote per share) and 101,777 shares of Cumulative Preferred Stock, 5% Series (one-tenth of a vote per share).

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Commencing with the election of directors at the annual meeting, the number of directors constituting the Board of Directors will be reduced from 12 to 11 directors. Nelson G. Harris, who is currently a director of the Company, is 71 years old and is not standing for reelection. Mr. Harris has been a director of the Company for the past 13 years.

     The 11 directors to be elected at the annual meeting will hold office until the next annual election of directors or until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote all shares they are empowered to vote for the election of as many as possible of the persons named below, all of whom are now directors of the Company. In the event any nominee named below withdraws or is otherwise unable to serve, which is not anticipated, the persons named in the proxy may vote for another person of their choice.

     Stockholders are entitled to cumulative voting rights in the election of directors. Each holder of Common Stock is entitled to one vote per share, and each holder of Cumulative Preferred Stock, 5% Series, is entitled to one-tenth of a vote per share. Each stockholder may cast as many votes as such stockholder's number of shares shall entitle him or her to vote in the election of directors multiplied by the number of directors to be elected, namely 11, and such stockholder may cast all of such votes for a single director or distribute them among all of the directors to be voted for, or any two or more of them. A stockholder wishing to exercise his or her cumulative voting rights should give instructions on the enclosed form of proxy as to how such stockholder's votes are to be cumulated.

     Unless a stockholder specifically exercises his or her cumulative voting rights, such stockholder's votes may be distributed among the nominees (other than those from whom the stockholder withholds his or her vote) by the persons named in the proxy to elect as many as possible of the nominees. Such persons may vote cumulatively for such of the nominees (in some circumstances, less than all) as they in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

     Based on information as of March 9, 1998, the following describes the age, position with the Company, principal occupation and business experience during the past five years, and other directorships of each director.


PHOTO WILLIAM O. ALBERTINI, age 54, became a director of the Company in 1990. He is a member of the Audit, Corporate Governance and Finance Committees. He has been Executive Vice President and Chief Financial Officer since August, 1997 of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services. He was Executive Vice President and Chief Financial Officer from February, 1995 to August, 1997 and Vice President and Chief Financial Officer from February, 1991 to February, 1995 of Bell Atlantic Corporation, a provider of telecommunication services. Mr. Albertini is a director of Grupo Iusacell, S.A. de C.V. and BlackRock Funds.

PHOTO J. JAMES BARR, age 56, became a director of the Company in 1997. He is a member of the Executive Committee. He has been President and Chief Executive Officer of the Company since March, 1998 and was Acting President and Chief Executive Officer of the Company from November, 1997 to March, 1998. He was Vice President and Treasurer of the Company prior thereto. In addition, he has been Chairman of the Board and President since March, 1998 of American Water Works Service Company, Inc., the service subsidiary of the Company. He was Senior Vice President-Financial Services of American Water Works Service Company, Inc. prior thereto.


PHOTO WILLIAM R. COBB, age 64, became a director of the Company in 1993. He is a member of the Executive and Audit Committees. Prior to his retirement in 1991, Mr. Cobb was Regional Vice President of American Water Works Service Company, Inc., the service subsidiary of the Company.


PHOTO ELIZABETH H. GEMMILL, age 52, became a director of the Company in 1983. She is a member of the Executive, Compensation and Management Development, and Corporate Governance Committees. She is Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is a director of Universal Display Corporation.


PHOTO HENRY G. HAGER, age 63, became a director of the Company in 1986. He is a member of the Executive, Corporate Governance and Finance Committees. He has been President of Insurance Federation of Pennsylvania, Inc. since January, 1985 and a partner in the law firm of Stradley, Ronon, Stevens & Young since November, 1993. He was a senior partner in the law firm of Liebert, Short & Hirshland from January, 1982 to November, 1993. Mr. Hager is a director of Provident American Corporation.


PHOTO MARILYN WARE LEWIS, age 54, became a director of the Company in 1982. She is a member of the Executive, Audit, Compensation and Management Development, Corporate Governance and Finance Committees. She has been Chairman of the Board of the Company since May, 1988. She also serves as Chief Executive Officer of the Ware Family Offices. Ms. Lewis is a director of CIGNA Corporation and PP&L Resources, Inc.

PHOTO ANTHONY P. TERRACCIANO, age 59, became a director of the Company in 1997. He is a member of the Audit Commitee. Prior to his retirement in January, 1998, he was President of First Union Corporation from January, 1996 to January, 1998. Mr. Terracciano was Chairman of the Board, President and Chief Executive Officer of First Fidelity Bancorporation from February, 1990 to January, 1996.


PHOTO NANCY WARE WAINWRIGHT, age 61, became a director of the Company in 1984. She is a member of the Compensation and Management Development, Corporate Governance and Finance Committees. Prior to her retirement in July, 1994, Mrs. Wainwright was the Vice President of United Propane, Inc., a gas distributor.


PHOTO PAUL W. WARE, age 51, became a director of the Company in 1990. He also served as a director of the Company from 1982 to 1986. He is a member of the Executive and Audit Committees. He has been Chairman since June, 1990 and was President from June, 1989 to March, 1992 of Penn Fuel Gas, Inc., a gas distributor. Mr. Ware is a director of The York Water Company.


PHOTO ROSS A. WEBBER, age 63, became a director of the Company in 1986. He is a member of the Compensation and Management Development and Finance Committees. He is Professor of Management at The Wharton School at the University of Pennsylvania and a private consultant on general management development. Mr. Webber is a director of Arcadis, N.V.


PHOTO HORACE WILKINS, JR., age 47, became a director of the Company in 1996. He is a member of the Compensation and Management Development and Corporate Governance Committees. He has been Regional President-South Texas since August, 1996 and was President-Missouri from December, 1992 to August, 1996 of Southwestern Bell Telephone Company, a provider of telephone services. He was Vice President-Government and Industry Affairs from July, 1989 to December, 1992 of SBC Communications Inc., a provider of telecommunication services and parent company of Southwestern Bell Telephone Company. Mr. Wilkins is a director of Cullen Frost National Bank.

     Marilyn Ware Lewis and Paul W. Ware are the daughter and son of Marian S. Ware, who beneficially owns more than 5% of the Company's Common Stock. William
R. Cobb is the spouse of Rhoda W. Cobb, who was a director of the Company. Rhoda
W. Cobb and Nancy Ware Wainwright are sisters and are cousins of Marilyn Ware Lewis and Paul W. Ware.

                    MEETINGS OF THE BOARD AND ITS COMMITTEES

     Attendance at meetings of the Board of Directors and committees of the Board by directors averaged 94% during 1997. All nominees attended 85% or more of their scheduled meetings of the Board of Directors and committees of the Board of which they were members. There were 12 meetings of the Board of Directors during 1997.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance Committee and a Finance Committee. Membership of the committees as of the record date of March 9, 1998 is listed at the beginning of the description of each committee.

     Members of the Executive Committee: Marilyn Ware Lewis (Chairman), J. James Barr, William R. Cobb, Elizabeth H. Gemmill, Henry G. Hager, Nelson G. Harris and Paul W. Ware. The Executive Committee exercises all the powers of the Board of Directors when the Board is not in session, except as otherwise provided by Delaware law and the Company's by-laws. There were four meetings of the Board's Executive Committee during 1997.

     Members of the Audit Committee: Nelson G. Harris (Chairman), William O. Albertini, William R. Cobb, Marilyn Ware Lewis, Anthony P. Terracciano and Paul
W. Ware. The Audit Committee recommends to the Board of Directors the independent accountants to audit the books and accounts of the Company. The Audit Committee met with the Company's independent accountants and the Company's officers three times during 1997 to review the scope of the audit to be performed, approve the fee to be paid for the audit and review the results of the audit of the financial statements included in the Annual Report and the adequacy of internal accounting controls and accounting practices.

     Members of the Compensation and Management Development Committee: Ross A. Webber (Chairman), Elizabeth H. Gemmill, Nelson G. Harris, Marilyn Ware Lewis, Nancy Ware Wainwright and Horace Wilkins, Jr. The Compensation and Management Development Committee met five times during 1997 to evaluate and report to the Board of Directors concerning the Company's compensation practices and benefit programs and to evaluate and set, subject to the concurrence of the Board of Directors, the compensation to be paid to the President and Chief Executive Officer.

     Members of the Corporate Governance Committee: Henry G. Hager (Chairman), William O. Albertini, Elizabeth H. Gemmill, Marilyn Ware Lewis, Nancy Ware Wainwright and Horace Wilkins, Jr. The Corporate Governance Committee recommends to the Board of Directors the slate of director-nominees to stand for election each year at the annual meeting of stockholders, and in the event of interim vacancies, candidates to fill such vacancies on the Board of Directors. The Corporate Governance Committee also evaluates and reports to the Board of Directors concerning the effectiveness of the Board and its committee system. The Corporate Governance Committee met six times during 1997.

     The Corporate Governance Committee will consider nominees for the Board of Directors suggested by stockholders. Such suggestions must be in writing and delivered to the General Counsel and Secretary of the Company.

     Members of the Finance Committee:  William O. Albertini (Chairman), Henry
G. Hager, Nelson G. Harris, Marilyn Ware Lewis, Nancy Ware Wainwright and Ross
A. Webber. The Finance Committee met four times during 1997 to assist management and the Board of Directors in evaluating matters such as acquisitions, divestitures, joint ventures and partnerships, to advise management and make recommendations to the Board of Directors relative to the various financial policies and programs of the Company and to review and monitor the funding, asset allocation and investment performance of the Company's group benefit and retirement plan assets.

                             DIRECTOR REMUNERATION

     The amounts paid to directors who are not employees of the Company or one of its subsidiaries for their services as such and for their participation on committees of the Board are as follows: (i) each director receives a retainer of $15,500 per year plus a fee of $1,200 for each Board meeting attended, (ii) each member of the Executive Committee receives an additional retainer of $13,000 per year plus a fee of $1,000 for each Executive Committee meeting attended and
(iii) the Chairmen of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Finance Committee each receive an additional retainer of $1,500 per year, and each member of such committees receives a fee of $1,000 for each meeting attended. The Chairman of the Board and Executive Committee and Vice Chairman of the Board receive additional annual retainers of $85,000 and $20,000, respectively. Directors who are employees of the Company or one of its subsidiaries do not receive retainers or attendance fees.

     A retiring director receives, as a retirement benefit, an annual amount equal to the retainer for service as a director in effect at the time of retirement. This payment continues for a period equal to the period the director served as a member of the Board, exclusive of any period when the director was also a salaried employee of the Company or any of its subsidiaries. In the event the director dies prior to the expiration of such period of time, the annual benefit will continue to be paid to the person selected by the director to receive the benefit for the remainder of said period of time or the death of said selected person, whichever occurs first.

                          STOCK OWNERSHIP INFORMATION

     The following table sets forth information as of March 9, 1998 with respect to beneficial ownership of Common Stock of the Company by: (i) the nominees,
(ii) the five most highly compensated executive officers and (iii) all nominees and executive officers of the Company as a group. If a nominee owns less than one percent of the Company's Common Stock, no percentage is shown under the heading "Percent of Class." Information for the table was obtained from the nominees and executive officers. For purposes of the table, a person is a "beneficial owner" of the Company's Common Stock if that person, directly or indirectly, has or shares with others (i) the power to vote or direct the voting of the Common Stock or (ii) investment power with respect to the Common Stock, which includes the power to dispose or direct the disposition of the Common Stock.

                                  AMOUNT AND NATURE
                               OF BENEFICIAL OWNERSHIP
                            -----------------------------
                             SOLE VOTING    SHARED VOTING    SHARES OWNED BY
  NAME OF INDIVIDUAL OR     OR INVESTMENT   OR INVESTMENT   SPOUSE AND MINOR                PERCENT
NUMBER OF PERSONS IN GROUP    POWER(1)        POWER(2)         CHILDREN(2)        TOTAL     OF CLASS
--------------------------  -------------   -------------   -----------------   ----------  --------
William O. Albertini......        5,180                                              5,180        *
J. James Barr.............      760,167                          15,909            776,076      1.0%
William R. Cobb...........       25,822         535,206           7,340            568,368        *
Elizabeth H. Gemmill......       34,613         180,000          54,982            269,595        *
Henry G. Hager............        8,000                          14,781             22,781        *
Marilyn Ware Lewis........    4,903,005       4,732,205                          9,635,210     12.0%
Anthony P. Terracciano....        1,000                                              1,000        *
Nancy Ware Wainwright.....        6,924         535,205                            542,129        *
Paul W. Ware..............       20,400         691,376                            711,776        *
Ross A. Webber............        3,031                                              3,031        *
Horace Wilkins, Jr........        1,131                                              1,131        *
Joseph F. Hartnett, Jr....        5,930                                              5,930        *
W. Timothy Pohl...........       23,453                                             23,453        *
Robert D. Sievers.........       20,669                                             20,669        *
Gerald C. Smith...........       57,492                              64             57,556        *
All nominees and executive
   officers as a group
   (15 persons)...........    5,876,817       5,996,616          93,076         11,966,509     15.0%

------------------
*    Represents holdings of less than one percent.

(1) Does not include shares of the Company's Common Stock to be credited during 1998 to the accounts of the executive officers pursuant to the Company's Employees' Stock Ownership Plan and Savings Plan for Employees.


------------------
See footnote (2) on page 8

(2) Cobb Foundation, a charitable trust of which William R. Cobb is a trustee, owns 535,206 shares of the Common Stock of the Company. Catlin-Wainwright Foundation, a charitable trust of which Nancy Ware Wainwright is trustee, owns 535,205 shares of the Common Stock of the Company. Oxford Foundation, Inc., a non-profit corporation of which Marilyn Ware Lewis and Paul W. Ware are directors, owns 677,376 shares of the Common Stock of the Company. Warwick Foundation, a charitable foundation of which Elizabeth H. Gemmill is a trustee, owns 180,000 shares of the Common Stock and 200 shares of 5% Cumulative Preferred Stock of the Company. As the trustees or directors of these non-profit organizations have voting and investment power, the shares of the Company's Common Stock held by such non-profit organizations are shown opposite the name of the nominee or officer, but such shares are reported only once in the total for nominees and officers as a group. The nominees deny beneficial ownership of such shares. The nominees also deny beneficial ownership of shares owned by their spouses and minor children.

     None of the nominees has any material interest in any other stock of the Company or its subsidiaries.

     Based upon information available to the Company as of March 9, 1998, the following persons beneficially own more than 5% of the Company's Common Stock.

                                         AMOUNT AND NATURE
                                      OF BENEFICIAL OWNERSHIP
                                   -----------------------------
                                    SOLE VOTING    SHARED VOTING
        NAME AND ADDRESS           OR INVESTMENT   OR INVESTMENT   PERCENT
       OF BENEFICIAL OWNER             POWER           POWER       OF CLASS
       -------------------         -------------   -------------   --------
     Marian S. Ware..............    4,031,049         743,696       6.0%
     2 East Main Street
     Strasburg, PA 17579

     The Bessemer Group,
       Incorporated..............    4,981,563       1,766,996       8.4%
     100 Woodbridge Center Drive
     Woodbridge, NJ 07095

     Based upon filings with the Securities and Exchange Commission, as of March 9, 1998 there are no persons who own beneficially more than 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Marilyn Ware Lewis reported on Form 5 one single purchase of 767 shares of Common Stock that inadvertently was not reported earlier on Form 4. Paul W. Ware reported on Form 5 one single purchase of 767 shares of Common Stock that inadvertently was not reported earlier on Form 4.

                   REPORT OF THE COMPENSATION AND MANAGEMENT
                DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

Overview

     The Compensation and Management Development Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee establishes, subject to the concurrence of the Board of Directors, the Company's compensation policy and is responsible for administering the compensation program for the Company's executives.

     The Committee endeavors to ensure that the Company's executive compensation program enables the Company to attract and retain the talented executives it needs. Consistent with this objective, it is the policy of the Committee that the total compensation opportunity available to executives should be competitive with the median remuneration received by those in positions of similar responsibilities in other utilities. To this end, an independent compensation consultant is retained to assist the Committee by periodically studying the Company's compensation program for executives, reporting its findings and making recommendations consistent with the compensation policy.

     The compensation program for executives is comprised of base salary, an annual incentive opportunity and a long-term incentive opportunity. The current salary ranges, annual incentive targets and long-term incentive targets for executives were established in 1997 based on a study prepared by the compensation consultant that year. The utility surveys utilized by the compensation consultant for the study included many of the water utilities comprising the Dow Jones Water Utilities Index, the published industry index shown in the performance graph.

Salary Compensation

     The President and Chief Executive Officer, with the concurrence of the Committee, annually sets the salary within the designated salary band for each executive other than himself based on the responsibilities and achievements of each such executive.

     The Committee, with the concurrence of the Board of Directors, sets a salary within the designated salary band for the President and Chief Executive Officer on the basis of merit. This evaluation of merit involves an analysis of
(i) the Company's financial performance within the limitations imposed by state utility regulators and fluctuating and varying weather conditions and (ii) the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry and in expanding the Company's water service operations consistent with the Company's commitment to quality water service to customers of its utility subsidiaries.

     Inasmuch as water service operations are the Company's principal business, evaluating the Company's financial performance requires an understanding of (i) the prevailing regulatory practice in each of the states in which the Company's utility subsidiaries operate and (ii) the effect varying weather conditions have on revenues and expenses. Consequently, the Committee has not adopted a formula relationship between changes in the Company's financial performance and changes in the level of salary compensation for the President and Chief Executive Officer. Similarly, because of the varied subjective considerations involved, the Committee does not evaluate on a formula basis the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry or in expanding the Company's water service operations.

Annual Incentive Compensation

     The Board of Directors, acting on the Committee's recommendation, adopted in 1996 an annual cash incentive plan. This plan provides an opportunity for executives and other key employees of the Company and its subsidiaries to earn an annual cash incentive award for achieving financial, customer service and operational goals. The financial goals are based on achieving the utility operating income and return on equity authorized by the various state utility regulators for the Company's utility subsidiaries. Customer service goals are premised on delivering at all times safe, high quality water at adequate pressures to water service customers and responding promptly to customer service and billing inquiries. The operational goals are based on an evaluation of each participant's individual performance. The exact amount of an award depends on the performance of the Company and of the participant.

     Awards made to executives under the Annual Incentive Plan for 1997 are shown in the Summary Compensation Table of this Proxy Statement.

Long-Term Incentive Compensation

     At their 1994 annual meeting, stockholders of the Company adopted the Long-Term Performance-Based Incentive Plan for executives and other key employees of the Company and its subsidiaries. The exact amount of an award is a function of the Company's attaining its Earnings Per Share Growth and Total Return to Stockholders Performance Cycle Goals and the individual performance of the participant. Awards to executives under the plan, if any, are generally paid as follows: 75% in restricted shares of Common Stock and 25% in cash.

     Awards made to executives under the Long-Term Performance-Based Incentive Plan for the performance cycle that began January 1, 1995 and concluded December 31, 1997 are shown in the Summary Compensation Table of this Proxy Statement.

Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally precludes the deduction of more than $1 million in compensation paid to the Chief Executive Officer and any of the four other most highly compensated executives in any one year, subject to certain specified exceptions. All compensation earned by these executives in 1997 will be deductible.

                AS SUBMITTED BY THE MEMBERS OF THE COMPENSATION
                     AND MANAGEMENT DEVELOPMENT COMMITTEE:

                Elizabeth H. Gemmill       Nancy Ware Wainwright
                Nelson G. Harris           Ross A. Webber
                Marilyn Ware Lewis         Horace Wilkins, Jr.

Dated: January 8, 1998

                                 PERFORMANCE GRAPH

     The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company's Common Stock ("American Water"),
(ii) the Standard & Poor's 500 Stock Index ("S&P 500") and (iii) the Dow Jones Water Utilities Index ("DJ Water Utils").

     The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.


                                    [GRAPH]


     In the printed version of the document, a line graph appears which depicts the following plot points:

                        FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    VALUE OF $100 INVESTED ON DECEMBER 31, 1992

                 DEC-92    DEC-93    DEC-94     DEC-95     DEC-96      DEC-97
American Water    $100      $113      $106       $159       $175        $239
S&P 500           $100      $110      $112       $153       $189        $252
DJ Water Utils    $100      $113      $106       $136       $163        $224

                            MANAGEMENT REMUNERATION

     The following table sets forth the annual compensation paid to each of the Company's five most highly compensated executive officers for services to the Company and its subsidiaries in all capacities for each of the last three calendar years.

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                               AWARDS      PAYOUTS
                                                             -----------   --------
                                 ANNUAL COMPENSATION         RESTRICTED
NAME OF EXECUTIVE OFFICER   ------------------------------      STOCK        LTIP        ALL OTHER
  AND PRINCIPAL POSITION      YEAR      SALARY     BONUS      AWARDS(1)    PAYOUTS    COMPENSATION(2)
-------------------------   --------   --------   --------   -----------   --------   ---------------
J. James Barr(3)..........    1997     $294,333   $ 58,167    $194,022     $ 26,775       $5,465
   President and Chief        1996      270,000     54,257     143,136       26,775        5,462
      Executive Officer of    1995      265,833          0     399,540       80,325        5,554
         the Company

George W. Johnstone(4)....    1997      470,333    128,819           0      521,490        6,605
   Retired President and      1996      454,000    120,157     338,064       63,240        5,462
      Chief Executive         1995      446,083          0     943,710      189,720        5,554
         Officer of the
           Company

Gerald C. Smith...........    1997      279,333     58,167     194,022       26,775        6,605
   Vice President of the      1996      270,000     54,257     143,136       26,775        6,587
      Company                 1995      265,833          0     399,540       80,325        5,554

W. Timothy Pohl...........    1997      183,600     32,772     100,345       13,847        6,725
   General Counsel and        1996      156,000     25,259      74,016       13,847        6,446
      Secretary of the        1995      153,500          0     206,637       41,541        5,480
         Company

Joseph F. Hartnett, Jr....    1997      166,900     29,792      44,239       18,315        6,721
   Treasurer of the           1996            0          0           0            0            0
      Company                 1995            0          0           0            0            0

Robert D. Sievers.........    1997      134,667     22,384      82,955       11,447        6,080
   Comptroller of the         1996      130,000     20,879      61,200       11,447        5,531
      Company                 1995      127,917          0     170,818       34,341        4,611

------------------
(1) Dollar values of restricted shares of Common Stock awards are based on market price at the time of grant. The aggregate number of restricted stock held and their value as of December 31, 1997 for the executives were as follows: Mr. Barr -- 27,202 shares / $742,955; Mr. Johnstone -- 64,250 shares / $1,754,828; Mr. Smith -- 27,202 shares / $742,955; Mr. Pohl --
     14,068 shares / $384,232; Mr. Hartnett -- 0 shares / $0; and Mr. Sievers -- 11,630 shares / $317,644. Dividends are paid on the restricted shares of Common Stock at the same time and rate as dividends are paid to holders of unrestricted shares of Common Stock.

------------------
See footnotes (2), (3) and (4) on page 13

(2) Dollar values of the shares of the Company's Common Stock purchased with Company contributions and credited to the account of the named executive officer under the Employees' Stock Ownership Plan and Savings Plan for Employees.

(3) On November 6, 1997, J. James Barr was elected as a director and appointed Acting President and Chief Executive Officer of the Company. Coincident with his appointment, Mr. Barr was awarded 11,000 Common Stock units of the Company payable on November 6, 2000 based on the per share closing price of the Company's Common Stock on that date, subject to certain conditions. This compensation award was filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K for 1997. The foregoing description is qualified in its entirety by reference to such exhibit.

(4) On November 6, 1997, Mr. Johnstone resigned as President and Chief Executive Officer and as a director of the Company. Mr. Johnstone continued as an employee of the Company until his retirement on January 1, 1998. In December of 1997, the Company and Mr. Johnstone entered into an agreement (the "Consulting Agreement") whereby Mr. Johnstone will receive $482,000 per year payment for the period beginning January 1, 1998 and ending December 31, 1999. The Consulting Agreement also quantifies and provides for the payment of amounts due Mr. Johnstone from his participation as an employee in various Company benefit plans based on his employment with the Company prior to his retirement on January 1, 1998, including paying out in cash his entire award under the Company's Long-Term Performance-Based Incentive Plan for the 1995-1997 Performance Cycle. The Consulting Agreement was filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K for 1997. The foregoing description is qualified in its entirety by reference to such exhibit.

     The Company has maintained since 1976 an Employees' Stock Ownership Plan (the "ESOP") which has been amended from time to time, primarily to reflect changes in federal tax law. All employees of the Company and its subsidiaries who are not included in a bargaining unit may participate in the ESOP beginning on the January 1 following his or her date of hire. The Company also maintains a Savings Plan for Employees. The Savings Plan was established in 1993. All employees of the Company and its subsidiaries who have completed six months of service may participate in the Savings Plan. As of March 9, 1998, the ESOP and Savings Plan together held 3.5% of the Company's Common Stock.

                                  PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable under the Company's Pension Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

                                       YEARS OF SERVICE
FINAL AVERAGE   ---------------------------------------------------------------
REMUNERATION       15         20         25         30         35         40
-------------   --------   --------   --------   --------   --------   --------
  $150,000      $ 46,158   $ 61,544   $ 76,930   $ 82,180   $ 87,430   $ 92,680
   200,000        62,658     83,544    104,430    111,430    118,430    125,430
   250,000        79,158    105,544    131,930    140,680    149,430    158,180
   300,000        95,658    127,544    159,430    169,930    180,430    190,930
   350,000       112,158    149,544    186,930    199,180    211,430    223,680
   400,000       128,658    171,544    214,430    228,430    242,430    256,430
   450,000       145,158    193,544    241,930    257,680    273,430    289,180
   500,000       161,658    215,544    269,430    286,930    304,430    321,930
   550,000       178,158    237,544    296,930    316,180    335,430    354,680
   600,000       194,658    259,544    324,430    345,430    366,430    387,430
   650,000       211,158    281,544    351,930    374,680    397,430    420,180

     The Company and its subsidiaries have a defined benefit, non-contributory Pension Plan which covers substantially all employees, including the executive officers listed in the Summary Compensation Table on page 12. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered under the plan includes salaries and annual cash bonuses paid to plan participants. Directors who are not also employees do not participate in the plan. Benefits under the plan are calculated as a percentage of the highest average remuneration during those 60 consecutive months of employment of the final 120 months of employment that yield the highest average. That percentage depends on the employee's total number of years of service. Benefits are not subject to reduction for Social Security or other benefits, but are restricted under federal tax law to a maximum of $130,000 per year. As of March 9, 1998, Messrs. Barr, Hartnett, Pohl, Sievers and Smith have been credited with 36, 5, 13, 21 and 45 years of service, respectively, under the plan.

     In 1985, the Company established a Supplemental Executive Retirement Plan under which it has agreed to provide additional retirement benefits to certain employees of the Company and its subsidiaries, designated from time to time by the Board of Directors. Messrs. Barr, Pohl, Sievers and Smith have been so designated. Benefits under the Supplemental Executive Retirement Plan are intended to (i) provide the additional retirement benefits that would be payable under the Company's Pension Plan if federal tax law did not restrict such benefits as described in the preceding paragraph, (ii) compute the benefits payable on the basis of the highest average remuneration during 36 consecutive months rather than 60 consecutive months of employment and (iii) provide additional years of service to those covered employees hired in mid-career.

     In 1989, recognizing that the federal tax law restrictions on benefits payable under the Pension Plan had begun to affect employees who were not eligible for the Supplemental Executive Retirement Plan, the Company adopted the Supplemental Retirement Plan (the "SRP"). The SRP is designed to provide benefits to certain key employees designated by the Board of Directors, equal to those that would be provided under the Pension Plan's benefit formula if it were unaffected by the federal tax law restrictions on benefits. Benefits payable under the SRP are reduced by any benefit payable to the same individual under the Supplemental Executive Retirement Plan.

                                 PROPOSAL NO. 2
                              RATIFICATION OF THE
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by stockholders, the Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Price Waterhouse LLP as independent accountants to audit the books and accounts of the Company at the close of the current fiscal year. Price Waterhouse LLP acted as independent accountants for the Company during 1997. It is intended that, in the absence of contrary direction, the proxies will be voted for the ratification of Price Waterhouse LLP as independent accountants, and the Board of Directors recommends that the stockholders vote to ratify the appointment of Price Waterhouse LLP as independent accountants. In the event the appointment of Price Waterhouse LLP is ratified, it is expected that Price Waterhouse LLP will also audit the books and accounts of certain subsidiaries of the Company at the close of their current fiscal years. A representative of Price Waterhouse LLP, whose report on the Company's financial statements appears in the 1997 Annual Report, will be present at the annual meeting and will have the opportunity to make a statement, if the representative desires to do so, and to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. The Company may pay banks, brokers or other nominees who hold stock in their names for their expenses in sending soliciting material to their principals. Corporate Investor Communications, Inc. has been retained to assist in the solicitation of proxies at a fee of $5,500, plus reasonable out-of-pocket expenses.

     It is important that proxies be returned promptly. Therefore, stockholders are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope (to which no postage need be affixed if mailed in the United States), whether or not they plan to attend the meeting. Stockholders attending the meeting may vote their shares in person.

                             STOCKHOLDER PROPOSALS

     Any stockholder who desires to submit a proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to its annual meeting of stockholders in 1999 must submit such proposal in writing to the Company by November 27, 1998. Such proposals should be directed to the General Counsel and Secretary of the Company.

                                FORM 10-K REPORT

     Upon the written request of any person who on the record date was a record owner of stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of such stock, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1997, including financial statements and schedules, as filed with the Securities and Exchange Commission. Requests for this report should be directed to: W. Timothy Pohl, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, New Jersey 08043.


                                 By Order of the Board of Directors,

                                 W. TIMOTHY POHL, General Counsel and Secretary


Dated: March 27, 1998

       Proxy Card


                  DIRECTIONS TO AMERICAN WATER WORKS COMPANY, INC.

FROM PHILADELPHIA INTERNATIONAL AIRPORT - Take I-95 North to Walt Whitman Bridge exit. Take Walt Whitman Bridge into New Jersey. As you leave the bridge on I-76, stay on the right about 2 miles to I-295 North. Go to Exit 32 (Route 561 - Haddonfield-Berlin Road). Go 4 miles south to 2nd traffic light after McDonald's. Turn right onto Laurel Oak Road and the office is on your left.

FROM NORTH JERSEY - Take New Jersey Turnpike south to Exit 4 at Route 73. Take 73 North 1/2 mile to I-295 South. Take I-295 South to Exit 32 (Route 561 - Haddonfield-Berlin Road). Go 4 miles south to 2nd traffic light after McDonald's. Turn right onto Laurel Oak Road and the office is on your left.

FROM CENTER CITY PHILADELPHIA - Take the Vine Street Expressway or Race Street to the Ben Franklin Bridge. As you leave the bridge stay to the right onto I-676. Go 5 miles on I-676 (which becomes I-76) staying on the right to I-295 ramp. Take I-295 5 miles north to Exit 32 (Route 561 - Haddonfield-Berlin Road). Go 4 miles south to 2nd traffic light after McDonald's. Turn right onto Laurel Oak Road and the office is on your left.

FROM DELAWARE - Take Delaware Memorial Bridge to I-295 North to Exit 32 (Route 561 - Haddonfield-Berlin Road). Go 4 miles south to 2nd traffic light after McDonald's. Turn right onto Laurel Oak Road and the office is on your left.



                                DETACH HERE
---------------------------------------------------------------------------

                    AMERICAN WATER WORKS COMPANY, INC.
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 1998

          The undersigned, hereby revoking any contrary proxy previously given, hereby appoints J. James Barr and Marilyn Ware Lewis, and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in American Water Works Company, Inc. (the "Company") entitled to vote at
P the annual meeting of stockholders of the Company on May 7, 1998, and at any adjournment thereof, as indicated on the reverse side and in
R accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any such
O adjournment. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote
X cumulatively for such of the nominees (in some circumstances, less than all) as such proxies in their discretion determine if in their
Y judgment such action is necessary to elect as many of the nominees as possible.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE, AND FOR PROPOSAL 2.

SEE      CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE   SEE
REVERSE                                                           REVERSE
SIDE                                                              SIDE
       Reverse Side of Proxy Card

[LOGO] AMERICAN WATER WORKS COMPANY, INC.
       1025 LAUREL OAK ROAD, P.O. BOX 1770, VOORHEES, NEW JERSEY  08043


                                                        THIS IS YOUR PROXY.
                                                    YOUR VOTE IS IMPORTANT.


                   COMPANY HIGHLIGHTS DURING 1997


   o   Revenues of $954 million were 7% above those recorded in 1996.

   o Net income to common stock increased 18% in comparison with 1996. Basic and diluted earnings per share in 1997 were $1.45 as compared to $1.31 in 1996.

   o The common dividend per share paid in 1997 of $.76 was 8.6% higher than the common dividend paid in 1996. In January 1998, the Board of Directors increased the quarterly common dividend rate 7.9% to $.205 a share. This marks the 23rd consecutive year the common dividend has been increased.

   o The total annual return to stockholders over the past five years was 19.1%.


                                DETACH HERE
---------------------------------------------------------------------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1.  Election of Directors.
    NOMINEES:  William O. Albertini, J. James Barr, William R. Cobb,
               Elizabeth H. Gemmill, Henry G. Hager, Marilyn Ware Lewis, Anthony P. Terracciano, Nancy Ware Wainwright,
               Paul W. Ware, Ross A. Webber, Horace Wilkins, Jr.

                 [ ] FOR                   [ ] WITHHELD
                     ALL                       FROM ALL
                     NOMINEES                  NOMINEES



               _________________________________________________________
               Withhold vote from the nominees that I/We have written on the line above, or cumulate votes as I/We have instructed on the line above.

                                           FOR    AGAINST     ABSTAIN

2.  Ratification of the appointment of     [ ]      [ ]         [ ]
    Price Waterhouse LLP as independent
    accountants.

3. In their discretion, upon other matters as may properly come before the meeting.


    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is stenciled hereon.


Signature:______________Date:________Signature:_______________Date:________